Exhibit T3A.36

INTRUM Zrt.
ALAPSZABÁLYA

A változásokkal egységes szerkezetbe foglalt Alapszabályban az új rendelkezések vastag dőlt betűvel és aláhúzással, a törölt rendelkezések vastag dőlt betűvel és áthúzással kerültek feltüntetésre.

I.
A Társaság cégneve, székhelye, telephelye(i), fióktelepe(i)

1.1 A Társaság cégneve:
INTRUM Zártkörűen Működő Részvénytársaság

1.2 A Társaság rövidített cégneve:
INTRUM Zrt.

1.3 A Társaság idegen nyelvű cégneve: INTRUM Plc

1.4 A Társaság székhelye: 1139 Budapest, Fiastyúk u. 4-8.

II.
A Társaság működésének időtartama

A Társaság határozatlan időtartamra alakult.

A Társaság első üzleti éve az átalakulás napjával kezdődik.

III.
A Társaság tevékenysége

A Társaság tevékenysége TEÁOR besorolás szerint:
6499'08 M.n.s egyéb pénzügyi közvetítés (főtevékenység)

8291'08 Követelésbehajtás

6419'08 Egyéb monetáris közvetítés

A Társaság engedélyköteles tevékenységet csak a vonatkozó hatósági engedély birtokában, annak kézhezvételét követően végez. A Társaság ennek keretében a hitelintézetekről és a pénzügyi vállalkozásokról szóló 2013. évi CCXXXVII. Törvény (a „Hpt.") 3. § (1) bekezdésének b), i) és l) pontjaiban meghatározott tevékenységeket, nevezetesen hitel és pénzkölcsön nyújtása, pénzügyi szolgáltatás közvetítése és követelésvásárlási tevékenységet végez. A Hpt. 16. §-ában foglaltak alapján a Társaság a hitel és pénzkölcsön nyújtása tevékenységet fennálló tartozás díj-és költségmentes átütemezése, kiváltása céljából üzletági korlátozással végez.

ARTICLES OF ASSOCIATION of
INTRUM PLC.

The new provisions are indicated with bold, italic and underlined letters, the deleted provisions are marked with bold, italic and strikethrough in the amended and restated version of the Articles of Association.

I.
Name of the Company, registered seat, place of business, branch

1.1 The Company name:
INTRUM Zártkörűen Működő Részvénytársaság

1.2 The abbreviated Company name:
INTRUM Zrt.

1.3 The foreign language Company name: INTRUM Plc

1.4 The registered seat: 1139 Budapest, Fiastyúk u. 4-8.

II.
Term of operation of the Company

The term of operation of the Company is indefinite period of time.

The Company's first business year begins with the date of transformation.

III.
Scope of activities of the Company

The scope of activities of the Company based on the list of NACE codes:
6499'08 Other financial service activities, except insurance and pension funding n.e.c. (the main business activity)
8291'08 Activities of collection agencies and credit bureaus
6419'08 Other monetary intermediation

Where authorization by the competent authority is prescribed by law to engage in a certain economic activity, the Company shall take up the pursuit of such activity in possession of such authorization, after its receipt. In this respect the Company pursues the activities pursuant to Section 3 subsection 1 points b), i) and l) of the Act CCXXXVII of 2013 (the "Bank Act") on the credit institutions and financial enterprises, namely provision of credit and loan, financial intermediation services and activities of receivables purchase. Pursuant to the Section 16 of the Bank Act, the Company is entitled to provide the credit and loan activity with limitation to fee and cost free restructuring and refinancing of existing debt.

INTRUM Zrt. Alapszabály 2024. május 29. / INTRUM Plc Articles of Association 29 May 2024
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IV. A Társaság részvényesei IV. The shareholders of the Company 1. Név: lntrum B.V. Székhely: Tupolevlaan 107, NL-1119 PA, Schiphol Rijk, Hollandia Cégjegyzékszám:33273472 1. Name: lntrum B.V. Registered seat: Tupolevlaan 107, NL-1119 PA, Schiphol Rijk, Hollandia Registration number: 33273472 2. [Törölve} 2. IDeleted} 3. Név: Lakóingatlan Forgalmazó Korlátolt Felelősségű Társaság Székhely: 1139 Budapest, Fiastyúk u. 4-8 3. Name: Lak6ingatlan—Forgalmaz6 Korlatolt Felelossegu Tarsasag Registered seat: 1139 Budapest, Fiastyuk u. 4-8 Cégjegyzékszám: 01-09-268230 Registration number: 01-09-268230 v. A Társaság alaptőkéje, részvényei v. The Company’s share capital and shares 1. 1. A Társaság alaptőkéje: A Társaság alaptőkeje Qegyzett tőkéje) 109.900.000 Ft, azaz egyszáz kilencmillió kilencszázezer forint. The Company’s share capital: The Company’s share capital is HUF 109,900,000, that is one hundred and nine million nine hundred thousand Hungarian forints. 2. 2. A Társaság részvényei: A Társaság 10.990 darab 10.000.- Ft névértékű névre szó1ó, egyenlő jogokat biztositó, ,A” sorozatú, dematerializált törzsrészvényt bocsát ki. The Company’s shares: The Company emits 10.990 pieces of shares with nominal value of HUF 10.000, registered, “A” serial, dematerialized ordinary shares, which have equal voting rights. 3. 3. A Társaság részvényesei: The shareholders of the Company: 1. Részvényes: lntrum B.V. Darabszam: 10.000 Névérték részvényenként: 1o.ooo,- Ft Össznévérték: 100.000.000,- Ft Kibocsátaási érték részvényenként: névértékkel megegyezik Az alaptoke szazalekos megoszlasa: 91% 1. Shareholder: lntrum B.V. Quantity: 10.000 Nominal value per shares: HUF 10,000 Total nominal value: HUF 100,000,000 Issue price per shares: it is equal to the nominal value The percentage of share capital: 91% 2. [Torolve] 2. [Deleted] 3. Reszvenyes: Lak6ingatlan- Forgalmaz6 Korlatolt Felelossegu Tarsasag Darabszam: 990 Nevertek reszvenyenkent: 10.000,- Ft Ossznevertek: 9.900.000,- Ft Kibocsatasi ertek reszvenyenkent: 320.662,428,- Ft Az alapt6ke szazalekos megoszlasa: 9% 3. Shareholder: Lak6ingatlan-Forgalmaz6 Korlatolt Osszes darabszam: 10.990 Az alaptoke szazalekos megoszlasa Osszesen: 100% Felelossegu Tarsasag Quantity: 990 Nominal value per shares: HUF 10,000 Total nominal value: HUF 9,900,000 Issue price per shares: HUF 320,662.428 The percentage of share capital: 9% Total quantity: 10,990 The percentage of total share capital: 100%

A Lak6ingatlan-Forgalmaz6 Korlatolt Felel6sseg0 The asset contribution provided by the Lak6ingatlan-Forgalmaz6 Korlatolt FelelossegO Tarsasag shareholder: Tarsasag reszvenyes altai szolgaltatott nem vagyoni hozzajarulas: Targya: A Lak6ingatlan-For galmaz6 Korlatolt FelelossegO Tarsasag es a Tarsasag kozott 2015. okt6ber 30. napjan megkotott, kedvezmenyezett eszkozatruhazasr61 sz616 szerzodes (Szerzodes) 1. szamil. Mellekleteben meghatarozott targyi eszkozok es immaterialis javak osszessege. Subject: The material and immaterial assets in the first annex of Contract on the beneficiary asset tra·nsfer (Contract) between the Lak6ingatlan- Forgalmaz6 Korlatolt FelefossegO Tarsasag and the Company on30 October, 2015. Erteke: 317.455.804,- Ft. Szolgaltatasanak id6ponlja: 2015. november 1. Az elleneben adand6 reszvenyek szama, neverteke: 990 darab 10.000,- Ft nevertekO, es 320.662,428,- Ft kibocsatasi ertekO, osszesen 9.900.000,- Ft ossznevertekO, a szavazatok 9%-at megtestesito, nevre sz616, dematerializalt torzsreszveny. Value: HUF 317,455,804 The date of providing: November 1, 2015. The number and nominal value of shares to be given: 990 pieces with a nominal value of HUF 10.000 per shares, that comes to a total nominal value of HUF 9,900,000, representing 9% of the votes, registered, dematerialized ordinary share, with an issue price of HUF 320,662.428. The auditor or expert, who shall review the value of asset contribution previously according to the Article of Association: Lukacs Istvan independent expert, the representative of the XELLUM Tanacsad6 es Szolgaltat6 Kft. (registered seat: 1051 Budapest, Okt6ber 6. utca 14. V/2.). A nem penzbeli vagyoni hozzajarulasnak az Alapszabaly szerinti erteket el6zetesen felulvizsgal6 konyvvizsgal6 vagy szakerto: a XELLUM Tanacsad6 es Szolgaltat6 Kft. (szekhely: 1051 Budapest, Okt6ber 6. utca 14. V/2.) kepviseleteben eljar6 Lukacs Istvan fOggetlen szakerto. The shareholders paid the total amount of financial contribution appropriate to the nominal value and issue price of the shares to the deposit account established for this purpose by the Company on the time limit in the Article of Association, and made the asset contribution available. A reszvenyesek a reszvenyek nevertekenek, illetve kibocsatasi ertekenek megfelel6 teljes osszegO vagyoni hozzajarulasta Tarsasag erre a celra letesitett leteti szamlaja javara az Alapszabalyban meghatarozott hataridoben befizettek, a nem penzbeli hozzajarulast rendelkezesre bocsatottak. 4. 4. if a shareholder fails to provide his contribution as undertaken in the articles of association by the prescribed time limit, the Board of Directors shall call upon such shareholder, with the applicable consequences indicated, to provide the contribution within thirty days or else the shareholder’s membership shall be terminated. In the event of non-compliance within the thirty- day time limit, the membership of the shareholder who failed to provide the capital contribution shall be terminated on the day following the deadline. The Board of Directors shall notify the shareholder of the termination of his membership in written form. The shareholder shall be held liable for damages caused to the business association by virtue of his failure to provide the contribution in accordance with the provisions on liability for damages for loss caused by non-performance of an obligation. Amennyiben a reszvenyes a vallalt befizetesi kotelezettsegenek a megadott hatarid6n belul nem tesz eleget, az lgazgat6sag 30 napos hatarid6 kitozesevel felsz61flja a teljesftesre, a felsz61itasban utafva arra, hogy a teljesites elmulasztasa a reszvenyesi jogviszony megszOneset eredmenyezi. A 30 napos p6t hatarid6 eredmenytelen eltelte eseteben a reszvenyesi jogviszony a hatarid6 lejartat kovet6 napon megszOnik. Errol az lgazgat6sag koteles a reszvenyest irasban ertesiteni. Az a reszvenyes, akinek reszvenyesi jogviszonya a fentiekben foglaltakra tekintettel szOnik meg, a vagyoni hozzajarulas teljesitesenek elmulasztasa miatt a Tarsasagnak okozott karert a polgari jog altalanos szabalyai szerinti felelosseggel tartozik.

5. 5. Ha a részvényes részvényes1 Joga a 4. pontban foglaltak szerint szünik meg és a részvényes áltai az Alapszaübályban átvenni vállalt részvényre jutó vagyoni hozzájárulás teljésitésének kötelezettségét más személy nem vállalja át, a közgyüiés az alaptökét a késedelembe esett részvényes altai az alaptőkére vallalt vagyoni hozzajarulas mértékének megfeleliien leszallitja. Where a shareholder’s membership is terminated according to section 4 above, and the obligation to provide the contribution on the shares subscribed or undertaken by the subscribed shareholder is not assumed by another shareholder, the share capital must be reduced consistent with the contribution committed by such shareholder in default. 6. 6. A reszvenyekhez kapcsol6d6 jogok: A reszvenyek azonos tagsagi jogokat biztosftanak. A reszvenyek tulajdonosait megilletik a Polgari Törvénykönyvrö1 sz616 2013. evi V. torvenyben, valamint a jelen Alapszabalyban biztositott jogok. Minden 10.000,- Ft nevertekO reszveny 1 szavazatot biztosit. The rights of shares: The shares have equal membership rights. The shareholders are authorized for the rights, which are in the Code Civil and in present Article of Association. Each HUF 10.000 nominal value of shares have 1 voting right. 7. 7. A Tarsasag reszvenye az ertekpapirokra vonatkoz6 eliiirasok betartasaval dematerializalt reszvenykent kerOI eloallitasra. The shares of the Company are prepared as dematerialized form in accordance with the rules of the securities. 8. 8. ldeiglenes reszveny: Tekintettel arra, hogy a reszvenyesek a teljes alaptiike alapitas saran t6rtenii befizetesere vallalnak kotelezettseget, a Tarsasag ideiglenes reszvenyt nem bocsat ki. Interim shares: Given that the shareholders undertake to pay the entire share capital on foundation, the Company will not issue interim shares. 9. 9. A reszvenyesek a Tarsasagnak a cegjegyzekbe t6rtenii bejegyzese es az alaptiike teljes befizetese utan igenyelhetik a nekik jar6 dematerializalt reszvenykent elallitott reszvenyek kiadasat. The shareholders may apply for the issue of their dematerialized shares as a result of the Company’s registration into the company register and the full payment of the share capital. Within 30 days of the fulfilment of these conditions, the Company is obliged to act on the production of shares immediately even if it is not required by the shareholders. Upon the request of shareholders, the Board of Directors shall issue the shares in the form of global notes or convert the shares into the form of global notes. The global notes may be divided into several global notes of a smaller denomination at a later time, or into shares of the nominal value specified in the Article of Association for the series of shares in question. Provided that the costs of such conversion are covered by the shareholders in question. A Tarsasag a feltetelek teljesoleset k6vetii 30 napon beiOI akkor is koteles a reszvenyek haladektalan eloallitasar61 intezkedni, ha azt a reszvenyesek nem igenylik. Az igazgat6sag a reszvenyes keresere a reszvenyeket osszevont cimleto reszvenykent is kiadhatja, illetve a kiadast kovetoen a reszvenyes keresere es koltsegere osszevont cimleto reszvennye alakithalja at, vagy az osszevont cimleto reszvenyt a reszvenyes keresere es koltsegere kisebb cimleto osszevont reszvenyre, vagy az Alapszabalyban meghatarozott nevertekO reszvenyre bonthatja tel.

10. 10. Részvénykönyv Register of shareholders A Társaság lgazgatósága a részvényesekrl részvénykőnyvet vezet, amelyben nyilvántartásra kerül a részvényes neve (cégneve) és lakóhelye (székhelye), a részvényes reszvenyeinek darabszáma, tulajdoni részesedésének mértéke. The Board of Directors shall keep a register of shareholders, in which to record the name and the home address or registered seat of shareholders, the number of shares and the percentage of control of shareholders. A névre szóló részvény átruházása a Társasággal szemben akkor hatályos és a részvényes aTársasággal szemben részvényesi jogait csak akkor gyakorolhatja, ha a részvényest a részvénykőnyvbe bejegyezték. The transfer of the registered share shall be put into force with the Company and the shareholders may exercise shareholder rights only upon being registered in the register of shareholders. A részvényes, ha korábban a részvénykőnyvbe bejegyezték, köteles részvénye átruházását az átruházástól számított 8 napon belül a Társaságnak bejelenteni. The shareholder. Who was registered in the register of shareholders, has to declare the transfer of his share within 8 days to the Company. A bejelentés alapján a részvénykőnyv vezetője haladéktalanul gondoskodik a részvényesnek a részvénykönyvből való tőrléséről. A torolt adatnak azonban megallapithat6nak kell maradnia. Based on the declaration, the keeper of the register of shareholders deletes immediately the shareholder from the register of shareholders. Any data that is deleted from the register of shareholders must remain identifiable. Akire vonatkozóan a reszvenykonyv fennall6 vagy torolt adatot tartalmaz, a reszvenyk6nyv ra vonatkoz6 reszer61 a reszvenykonyv vezetojeti:il masolatot igenyelhet. A masolatot 6! napon belill, ingyenesen kell kiadni a jogosultnak. All persons having registered or deleted data in the shareholder register shall be entitled to request from the operator of the shareholder register a copy of the section pertaining to them. Copies shall be supplied to the requested person, within 5 days and free of charge. Harmadik szemely a reszvenyki:inyvbe csak az ado!! reszvenyes(ek) irasbeli hozzajarulasaval tekinthet be. Third parties shall look into the register of shareholders only with the written consent of the shareholder(s). 11. 11. Amennyiben a Tarsasag reszvenyei ut6bb nyilvanosan kerOinek forgalomba hozatalra, a Tarsasag nyilvanos mOkodesOve valik, a reszvenyek felulbelyegzessel vagy a reszvenyek kicserelesevel alakithat6k at mas reszvenytipusba tartoz6 reszvennye. If the shares of the Company are offered publicly, the Company will be public limited company. The shares shall be converted to other types of shares with overstamping or exchanging. A reszvenyek feiOibelyegzessel vagy a reszvenyek kicserelesevel torteno atalakitasa eseten az lgazgat6sag koteles a reszvenyeseket irasban ertesiteni a feiOibelyegzendi:i vagy kicsen§lendi:i reszvenyek atadasanak helyerol, kezdi:i es zar6 id6pontjar61. Ha a reszvenyes a feiOibelyegzendi:i vagy kicserelendo reszvenyeket a meghatarozott idotartamon beiOI nem adja at az lgazgat6sagnak, az lgazgat6sag a reszvenyeket ervenytelennek nyilvanitja es ezt megallapit6 hatarozatat a Cegkozlonyben es a Tarsasag hirdetmenyeinek kozzetetelenek megfeleloen kozzeteszi. The Board of Directors shall inform the shareholders by means of a written notice, about the place and the opening and closing date of the acceptence of shares to be over stamped or exchanged. Where any shareholder fails to surrender the shares to be over stamped or exchanged by the Board of Directors within the time limit specified in the notice, the Board of Directors shall declare these shares invalid and publishes its declared decision in the Company Gazette and publishes its declared decision in accordance with the Company’s announcements.

VI. Az alaptőke védelmére vonatkozó rendelkezések

1.

A Társaság fennállása alatt a részvényes az általa teljesített vagyoni hozzájárulást nem követelheti vissza.

Az alaptőke leszállítását kivéve tilos az alaptőke terhére a részvényesnek tagsági jogviszonya alapján kifizetést teljesíteni.

2.

A Társaság és a részvényes, illetve annak közeli hozzátartozója közötti visszterhes vagyonátruházási szerződés létrejöttéhez - ha a szerződésben megállapított ellenszolgáltatás értéke a Társaság alaptőkéjének egytizedét meghaladja - a Közgyűlés jóváhagyására van szükség.

Ennek során a nem pénzbeli hozzájárulás értékelésére és a könyvvizsgáló jelentésének nyilvánosságra hozatalára vonatkozó rendelkezéseket is megfelelően alkalmazni kell.

3.

Ha a részvényes egyben a Társaság Igazgatóságának is tagja, sem ő, sem közeli hozzátartozója a Társasággal – ha törvény eltérően nem rendelkezik – a Társaság üzletszerű gazdasági tevékenységi körébe tartozó szerződést az Igazgatóság hozzájárulásával köthet.

4.

A részvényesnek joga van a Társaságnak a számviteli jogszabályok szerint számított adózott eredménye Közgyűlés által felosztani rendelt, részvényei névértékére jutó arányos hányadára - osztalékra.

A részvényes az osztalékra csak a már teljesített vagyoni hozzájárulása arányában jogosult.

5.

A Közgyűlés az osztalék kifizetéséről az Igazgatóságnak a javaslatára, a számviteli törvény szerinti beszámoló elfogadásával egyidejűleg határozhat.
Nem fizethető osztalék, ha ennek következtében a Társaság saját tőkéje a számviteli jogszabályok szerint számított módon nem érné el a Társaság alaptőkéjét.

VI. Provisions for the protection of the share capital

1.

During the operation of the Company, the shareholder cannot recover his financial contribution.

Except for the reduction of the share capital, payment is prohibited to the shareholders on account of their membership from the share capital.

2.

A prior consent shall be required from the general meeting of the Company for any contract on the transfer of property is to be concluded between the Company and a shareholder, or any close relative of a shareholder, if the value of the compensation set out in the contract exceeds one tenth of the Company's share capital.
In doing so, the provisions on the asset contributions and the disclosure of the auditor's report shall also apply accordingly.

3.

Unless otherwise provided by law, the shareholder, who is the member of the Board of Directors, and his close relatives with the consent of the Board of Directors may not conclude a contract, which is falling within the scope of activities of the Company.

4.

The shareholder shall be entitled to receive a share (dividend) from the Company's taxed profit as prescribed in the Accounting Act and has been ordered for distribution by the general meeting in the percentage consistent with the nominal value of his shares.

Shareholder shall be entitled to receive dividends based on the financial contributions he has already paid.

5.

The General meeting shall decide to pay dividends by recommendation of the Board of Directors simultaneously with the acceptance of the financial report as prescribed in the Accounting Act.
No distribution can be made if the Company's equity capital is below its share capital.

INTRUM Zrt. Alapszabály 2024. május 29. / INTRUM Plc Articles of Association 29 May 2024
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6. A szamviteli torv<‘my szerinti beszamol6 elfogadasat megel6z6en osztalekeloleg fizetesere akkor van lehetoseg, ha a KozgyOies altai elfogadott—a szamviteli torveny szabalyai szerint keszitett -k6zbens6 merleg alapjan val6szin0sithet6, hogy ut6bb az eves osztalek kifizetesenek a 6. pontban foglaltak szerint nem lesz akadalya, azzal, hogy az osztalekel6leg es az abban az evben fizetett osztalek egyOttes osszege nem haladhalja meg a Tarsasagnak a targyevet megel6z6 ev ulan—a szamviteli jogszabalyok szerint szamitott—osztalekfizetesre fordfthat6 ad6zott eredmenyet. 7. Osztalekeloleg fizetesre csak abban az esetben kerOihet sor, ha a reszvenyesek vallaljak az osztalekeloleg visszafizeteset, amennyiben—a szamviteli torveny szerinti beszamol6 szerint -ut6bb osztalekfizetesre nem lenne jogszabalyi lehetoseg. VII. A Tarsasag cegjegyzese 1. A Tarsasag cegjegyzesere jogosultak: - az lgazgat6sag tagjai, - a Tarsasag alkalmazottai az Jgazgat6sagt61 kapott felhatalmazas szerint. 2. A Tarsasag cegjegyzese akkent t6rtenik, hogy a geppel vagy kezzel eloirt, elonyomott, illetve nyomtatott cegneve ala - az fgazgat6sag elnoke. valamint az lgazgat6silg altai kiielolt igazgat6sagi tag 6nall6an’ - ket igazgat6sagi tag (kiveve lgazgat6sag elnoke, il/etve az onil/16 cegkepviseleti joggal felruhilzott igazgat6silgi tag) egyottesen, - ket cegjegyzesre jogosult tarsasagi alkalmazott egyOttesen (vagy egy cegjegyzesre jogosult alkalmazott egy egyiittes cegkepviseleti joggal rendelkezo igazgat6sagi taggal egyOttesen) irja ala a neve!. 3. A tarsasagi alkafmazottnak cegjegyzesre val6 felhatalmazas csak ugy adhat6, ha egyidejOieg a kepviseleti jog gyakorlasanak terjedelme is meghatarozasra kerol. 6. Before the acceptance of the report according to the Accounting Act, interim dividend may be paid, if it is probable based on the balance sheet—according to the Accounting Act-, which accepted by the General meeting, that later there will be no obstacle to pay the annual dividend according to section 6. The amount of the interim dividend and the annual dividend may not be greater than the previous annual tax profit as prescribed in the Accounting Act. 7. Interim dividend advance payments can only be made if the shareholders undertake to repay the interim dividend advance if there is no legal possibility for dividend payment, according to the report of the Accounting Act. VII. The signature rights of the Company 1. The following persons are entitled to sign on behalf of the Company: -the members of the Board of Directors, - the employees of the Company according to the authorization given by the Board of Directors. 2. Signing on behalf of the Company means, that underneath the prewritten, pre-stamped or typed name of the Company - the Chairman of the Board of Directors as well as the board member appointed by the Board of Directors puts his/her signature solely, - two members of the Board of Directors (except for the Chairman of the Board of Directors as well as the board member authorized with individual signatory right! put their signatures jointly, -two employees authorized for joint representation put their signatures jointly (or anGtheF employee Gl’and another ~ member of the Board of Directors authorized for joint representation put their signatures jointly). 3. Authorization for the employees of the Company can only be given if the range of exercising the representative rights are defined at the same time

4. A kepviseletre, illetve cegjegyzesre jogosult szemelyek kotelesek nevalairasukat kozjegyzo altai hitelesitett alafrasi cimpeldanyon, vagy Ogyved altai ellenjegyzett alairas-mintan a cegbir6sagnak benyujtani. VIII. Kozgyllles 1. A KozgyOies a Tarsasag legfobb szerve, amely a reszvenyesek osszessegeb61 all. 2. A Tarsasag rendes kozgyOiest evente egy alkalommal, az eves beszamol6 elkesziteset kovetoen tart. Az evi rendes kozgyOies napirendje tobbek kozott: az lgazgat6sag jelentese az el6z6 Ozleti ev tevekenyseger61, a konyvvizsgal6 jelentese, a szamviteli torveny szerinti beszamol6 elfogadasa, az eves nyereseg felhasznalasa, osztalek megallapitasa, az lgazgat6sag, a feiOgyel6 bizottsag tagjait es a konyvvizsgal6t megillet6 dijazas megallapitasa. A Tarsasag kozgyOiese osszeh lvhat6 a Tarsasag vagy barmely reszvenyes szekhelyere. A reszvenyesek az eves beszamol6 elfogadasanak kivetelevel barmely kerdesben irasbeli hatarozattal is donthetnek, amennyiben azzal valamennyi reszvenyes egyetert. 3. A kozgyOiest altalaban az lgazgat6sag hivja ossze. RendkivOii kozgyOies osszehivasara az lgazgat6sag barmikor, az alapt6ke legalabb egytizedet kepvisel6 reszvenyesek, es a cegbir6sag pedig a torveny altai szabalyozott esetekben jogosult. 4. A kozgyOiest a kozgyOies kezd6 napjat legalabb 15 nappal megel6z6en a reszvenyeseknek postal uton, a Tarsasaghoz k6thet6 elektronikus levelezesi cimr61 megkOidott e-mailen vagy telefaxon megkOidott meghiv6 utjan, a meghiv6 atvetelenek -tertivevennyel, a telefax, e-mail megerkezesenek reszvenyes altai torte no igazolasaval kell osszehivni. 4. Persons who are authorized to represent the Company must submit their signature to the court of registration on a specimen of signature certified by a notary, or a specimen of signature signed by an attorney. VIII. General meeting 1. The Company’s supreme body is the General meeting, which consists of all shareholders. 2. The Company convenes the general meeting once a year following the preparation of the annual report. The agenda of the annual general meeting is the following: report about the activities of the previous business year by the Board of Directors, report by the auditor, approval of the annual report as prescribed in the Accounting Act, utilization of the annual profit, declaration of the dividend, establishment of the remuneration of the members of the Board of Directors, the supervisory board and the auditor. The general meeting shall be convened to the registered seat of the Company or any shareholder. The shareholders may make a written resolution in any questions, if all the shareholders agree, except the decision of the annual report. 3. Usually, the general meeting is convened by the Board of Directors. The Board of Directors is entitled to convene the extraordinary general meeting whenever. Shareholders, who at least represent the one tenth of the share capital and the court of registration are entitled to convene the extraordinary general meeting due to the cases specified by law. 4. The general meeting shall be called by means of an individual invitation via mail, e-mail from an e- mail address provided by the Company or telefax, which is sent to the shareholders at least fifteen days prior to the first day of the general meeting. The necessary verification is possible with the return receipt or the confirmation of the shareholder, when the shareholder accepted the mail, e-mail or the telefax.

A rendkívüli közgyülés összehivásárö1 az lgazgatóság attól az idöponttól számitott 15 napon belül köteles intézkedni, amikor az lgazgatóság a rendkívüli közgyülés összehivásànak okáról tudomást szerzett. The Board of Directors have to convene the extraordinary general meeting after 15 days when it obtained knowledge of the reason of the extraordinary general meeting. 5. 5. A meghívó tartalmazza: The invitation contains: a Társaság cégnevét és székhelyét, the name and registered seat of the Company, a közgyülés időpontját és helyét, the place and date of the general meeting, a közgyülés napirendjét, the agenda of the general meeting, a szavazati jog gyakorlásához az Alapszabályban előirt feltételeket, the conditions for exercising the voting right specified in present Articles of Association, a közgyűlés határozatképtelensége esetére a megismetelt közgyülés helyét es idejét. the place and time of the reconvened general meeting in the event of failure to meet quorum requirements. A határozatképtelensége miatt megismételt közgyülés idöpontja az eredeti közgyűlés időpontját követő 15 napon belüli időpontra tűzhető ki. In the event of failure to meet quorum requirements, the reconvened general meeting may be convened within 15 days days after the original date. A határozatképtelenseg miatt megismételt közgyülés legkorábban az eredeti közgyűlés időpontjától számított 3 napon túli idopontban kerolhet megtartásra. In the event of failure to meet quorum requirements, the reconvened general meeting may be convened earliest 3 days original date. 6. 6. Ha a közgyülés összehivására nem szabályszerűen kerűit sor, határozathozatalra csak valamennyi szavazásra jogosult részvényes jelenlétében akkor kerüihet sor, ha a részvényesek a közgyülés megtartása ellen nem tiftakoztak. If the general meeting has not been convened in due form, the general meeting may be held only if all entitled shareholders are present, and if they unanimously agree not to cancel the meeting. 7. 7. A részvényesi jogok gyakorlásához az szükséges, hogy a jelen lévo részvényes a részvény alakilag igazolt jogosultja legyen és a közgyülés napját megelőző napon be legyen jegyezve a részvénykönyvbe. Az alaki legitimációt a dematerializált részvenyt tartalmaz6 ertekpapfrszamla vezetoje altai kiallftott szamlakivonat, vagy tulajdonosi igazolas tartalmazza, amelyet a kozgyUies (vagy megismetelt kozgyUies) idopontja elott a Tarsasag rendelkezesere kell bocsatani. Exercie of sharedolder rights requires that the shareholder be a formally authorized shareholder of the share and be registered in the register of shareholders on the day before the date of the general meeting. Formal legitimation shall be provided by the way of statement of account or certificate of ownership issued by the securities account keeping bank in relation to the dematerialized shares which documents shall be made available to the Company prior to the date of the general meeting ( or the second meeting if reconvened). 8 8 Minden reszvenyes jogosuft a kozgyUiesen szemefyesen vagy kepviseloje utjan reszt venni, felvilagosftast kerni es eszrevetelt lenni, a szavazati joggal rendelkezo reszveny birtokaban a reszvenyes jogosult inditvanyt lenni es szavazni. All shareholders shall be entitled to attend the general meeting personally or by their representative, to request information and submit comments, to make proposals and exercise their voting rights in the possession of shares with voting rights. 9. 9. A reszvenyes reszvenyesi jogait kepviselo utjan is gyakorolhatja. The shareholders can exercise their rights through a representative.

Nem lehet meghatalmazott az Igazgatóság és a könyvvizsgáló.	The Board of Directors and the auditor can not be a represetative.
A képviseleti meghatalmazás érvényessége egy közgyűlésre vagy meghatározott időre, de legfeljebb 12 hónapra szól.	The power of attorney is valid only for one general meeting or a defined time, but maximum 12 months.
A képviseleti meghatalmazás érvényessége kiterjed a felfüggesztett közgyűlés folytatására és a határozatképtelenség miatt ismételten összehívott közgyűlésre is.	The validity of the power of attorney expands to continue the suspended general meeting and the representation at the general meeting reconvened due to the lack of a quorum.
A meghatalmazást közokirat vagy teljes bizonyító erejű magánokirat formájában kell a közgyűlés megnyitásakor a közgyűlés elnökének átadni.	The power of attorney has to be given to the Chairman of the general meeting in a form of a notarial document or a full probative private document.
10.	10.
A közgyűlés a közgyűlésre szóló meghívóban nem szereplő kérdéseket csak akkor tárgyalhat, ha a közgyűlésen valamennyi részvényes jelen van és egyhangúlag hozzájárul a napirendi kérdés megtárgyalásához.	The general meeting shall be able to pass resolutions on duly notified points that are not included in the agenda, if entitled shareholders are present and they unanimously agree to discuss the matters.
11.	11.
A közgyűlés a napirendi pontok meghívóban meghatározott sorrendjében való tárgyalásától a részvényesek egyszerű szótöbbséggel hozott határozatában foglaltaknak megfelelően eltérhet.	With a simple majority taken resolution of the shareholders, the general meeting shall differ on the order of the points of agenda, which were specified in the invitation.
12.	12.
A közgyűlés határozatképes, ha azon a szavazásra jogosító részvények által megtestesített szavazatok több mint felét képviselő részvényes személyesen vagy törvénynek megfelelően meghatalmazott képviselője útján jelen van.	The general meeting has quorum if shareholders representing more than half of the votes embodied by shares with voting rights are present in person or by a representative.
A közgyűlés határozatképességének vizsgálatánál a közgyűlés egész időtartama alatti jelenlét az irányadó.	The presence in the period of the general meeting is applicable to the monitoring of the quorum.
13.	13.
Ha a közgyűlés nem határozatképes, a 15 napon belül megismételt közgyűlés az eredeti napirenden szereplő ügyekben a megjelentek számára tekintet nélkül határozatképes.	If the general meeting has no quorum, the repeated general meeting within 15 days will reach quorum regardless of the number of shareholders present in the original points of agenda.
14.	14.
A közgyűlés egy alkalommal felfüggeszthető.	The general meeting may be suspended one time.
A közgyűlés későbbi időpontban történő folytatásáról – felfüggesztéséről a részvényesek határoznak egyszerű szótöbbséggel.	The shareholders vote with simple majority about the suspending and the continuation of the general meeting in a later time.

INTRUM Zrt. Alapszabály 2024. május 29. / INTRUM Plc Articles of Association 29 May 2024
10

Ha a kozgyO/est felfOggesztik, azt 30 napon be/0/ folytatni ke/1. If the general meeting is suspended, it has to be continued within 30 days. Ebben az esetben a kozgyO/es osszehivasara es a kozgyO/es tisztsegviseloinek megvalasztasara vonatkoz6 szabalyokat nem ke/1 a/kalmazni. In this case, the rules of the invitation of the general meeting and the appointment of the directors of the general meeting are not used. 15. 15. A kozgyO/es kizar6/agos hataskorebe tartozik: The general meeting shall have exclusive competencefor: a) az Alapszabaly megallapftasa es m6dosftasa, a) decision on the establishment and the amendment of the Articles of Association, b) dontes a Tarsasag mOkodesi formajanak megvaltoztatasarol, b) decision on changing the operational form of the Company, c) a Tarsasag atalakulasanak es jogut6d nelkO/i megszOnesenek elhatarozasa, c) decision on the transformation of the Company and the termination without succession, d) az Jgazgat6sag tagjainak es a konyvvizsgal6nak a megva/asztasa, visszahivasa, dljazasanak megallaprtasa, d) appointment and/or dismissal of the member of the Board of Directors and the auditor, and establishing their remuneration, e) a szamviteli torveny szerinti beszamo/6 elfogadasa, ideertve az ad6zott eredmeny felhasznalasara vonatkoz6 dontest is, e) the approval of the annual report, as prescribed in the Accounting Act, decision regarding the appropriation of taxed profits, f) dontes osztaleke/6/eg fizeteserol, f) decisionon the payment of interim dividend, g) dontes a reszvenyek tipusanak atalakitasar61, g) decision on the transformation of the share’stype, h) dontes a nyomdai uton eloaJiftott reszveny dematerializalt reszvennye tOrteno ata/akitasar61, h) decision on the transformation of printedshares to dematerialized shares, i) az egyes reszvenysorozatokhoz f0z6d6 jogok megvaltoztatasa, il/etve az egyes reszvenyfajtak, osztalyok atalakitasa, i) amendment of the rights attached to someseries of shares, or transformation of sometypes or classes of shares, j) dontes atvaltoztathat6 vagy jegyzesi jogot biztosit6 kotveny kibocsatasar61, j) decision on issuing convertible bonds, bonds with subscription rights, k) dontes—ha a torveny maskepp nem rendelkezik - a sajat reszveny megszerzeserol, tovabba a nyilvanosan mOkodo reszvenytarsasag eseteben a sajat reszvenyre kapott nyilvanos veteli ajanlat e/fogadasar6/, k) decision on the acquisition of the owned shares, furthermore in the case of a public limited company the acceptance of the public acquisition offer on the owned shares, if the applying Jaws do not specify otherwise, I) az alaptoke felemelese es Jeszallftasa, l) decision on the increase or reduction of the share capital, m) dontes minden olyan kerdesben, ami! torveny vagy az Alapszabaly a kozgyOies kizar6/agos hataskorebe uta/. m) decision on any matter that is referred by theJaw or the Articles of Association as the exclusive competence of the general meeting. 16. 16. A KozgyO/es hatarozata~ egyszerO sz6tobbseggel hozza. The General meeting makes its decisions withsimple majority of the votes.

A Közgyűlés háromnegyedes szótöbbséggel határoz az alábbi esetekben:

a) az Alapszabály megállapítása és módosítása,
b) döntés a Társaság működési formájának megváltoztatásáról,
c) a Társaság átalakulásának és jogutód nélküli megszűnésének elhatározása,
d) döntés a részvények típusának átalakításáról,
e) részvénysorozatokhoz fűződő jogok megváltoztatása, illetve az egyes részvényfajták, osztályok átalakítása,
f) döntés az alaptőke felemeléséről vagy leszállításáról,
g) döntés átváltoztatható vagy jegyzési jogot biztosító kötvény kibocsátásáról,
h) a számviteli törvény szerint beszámoló elfogadása, ideértve az adózott eredmény felhasználására vonatkozó döntést is.

The General meeting makes its decisions with three-quarters majority in the following questions:

a) decision on the establishment and the amendment of the Articles of Association,
b) decision on the changing the operational form of the Company,
c) decision on the transformation of the Company and the termination without succession,
d) decision on the transformation of the share types,
e) amendment of the rights attached to some series of the shares, or transformation of some types or classes of shares,
f) decision on the increase or reduction of the share capital,
g) decision on issuing convertible bonds, bonds with subscription rights,
h) the approval of the annual report, as prescribed in the Accounting Act, decision regarding the appropriation of taxed profits

17.

A határozat meghozatalánál nem szavazhat az a részvényes, akit a határozat kötelezettség vagy felelősség alól mentesít, illetve a Társaság rovására másfajta előnyben részesít, továbbá az, akivel a határozat szerint szerződést kell kötni, vagy aki ellen pert kell indítani.

Az e kérdésben történő határozathozatal során az érintett tagot a határozatképesség megállapításánál számításon kívül kell hagyni.

17.

In the process of adopting a resolution the shareholder has no vote, for whom the resolution contains an exception from any obligation or responsibility, or for whom any advantage is to be provided by the Company, with whom an agreement is to be concluded according to the resolution, against whom legal proceedings are to be initiated according to the resolution.

The member who is not eligible to vote in a given subject shall not be included for the purposes of quorum relating to the decision in question.

18.

A szavazás mikéntjét mindenkor a közgyűlés állapítja meg.

Ha a közgyűlés titkos szavazást kíván, a közgyűlés a levezető elnök javaslata alapján két tagú szavazatszámláló bizottságot választ.

A szavazatszámláló bizottság a szavazás eredményéről írásbeli jelentést tesz, amelyet a közgyűlés levezető elnöke ismertet és csatol a közgyűlési jegyzőkönyvhöz.

18.

The mode of voting is always defined by the general meeting.

Based on the recommendation of the Chairman, the general meeting selects a two member vote counting committee if the general meeting wants a secret vote.

The vote counting committee makes a written report about the result of the voting. The Chairman reviews this report and attaches it to the Minutes.

19.

A közgyűlés levezető elnöke az Igazgatóság elnöke.

19.

The Chairman of the general meeting is the Chairman of the Board of Directors.

INTRUM Zrt. Alapszabály 2024. május 29. / INTRUM Plc Articles of Association 29 May 2024
12

Akadályoztatása esetén az lgazgatóság áltai kijeiölt igazgatósági tag. In case of incapacitation, the member of the Board of Directors appointed by the Board of Directors will be the Chairman of the general meeting. Az lgazgatóság együttes távolléte esetén a közgyülés áltai választott részvényes. In case of the Board of Directors total absence, a shareholder is elected by the general meeting. 20. 20. A közgyülés levezetö elnöke: The Chairman of the general meeting: - ellenörzi a részvényesek képviselöinek meghatalmazását, - controls the power of attorneys of the representatives of Shareholders, - a jelenléti iv alapján megállapitja a közgyüiés határozatképességét, - declares the quorum of the general meeting based on the attendance list, - kijeiöli a jegyzökönyvvezetöt, - appoints the keeper of the Minutes, - javaslatot tesz a közgyülési jegyzökönyv hitelesitöjének személyére, - proposes for the person, who is in charge of confirming the Minutes, - vezeti a közgyülést a meghivóban, illetve a részvényesek határozatában foglalt napirend alapján, - leads the general meeting based on the invitation and the agenda in the resolution of the shareholders, - elrendeli a szavazást, ismerteti annak eredmenyet es a közgyülés határozatait, - orders the voting, present the result of the voting and the resolutions of the general meeting, - szükség esetén javaslatot tesz a szavazátszamláló bizottság tagjaira, - proposes for the member of the vote counting board, if it is necessary, - gondoskodik a közgyOiési jegyzökönyv és a jelenléti iv elkészitésérö, - cares to make the Minutes and the attendance list, - szükség esetén mindenkire kiterjedö áltálanos jelleggel korlátozhatja az egyes és az ismételt felszólalások idötartamát, - restricts the time of any or repeated speeches with universal effect, if it is necessary, - szünetet rendel el - orders break. . 21. 21 A közgyülésröl jegyzökönyvet kell kesziteni a Ptk. 3:278. § (1) bekezdésében foglaltak szerint. The events of general meeting shall be recorded in Minutes according to paragraph 3:278 section (1) of the Code Civil. A jegyzökönyvet a közgyülées levezetö elnöke és a jegyzökönyvvezetö irja alá, és egy erre megválasztott, jelenlevö részvényes hitelesiti. The minutes are signed by the Chairman and the keeper of Minutes of the general meeting, and shall be authenticated by an elected shareholder present. Bármelyik részvényes a közgyOlési jegyzökönyvböl kivonat vagy másolat kiadását kerheti az lgazgatságtól. Any shareholder may request a copy of the Minutes of the general meeting or an extract of a part of theMinutes from the Board of Directors. A közgyülésen megjelent részvényesekröl jelenléti fvet kell vezetni, amelyen fel kell tüntetni a részvényes, illetve képviselöjének nevét (cégnevét) es lakcimet, (székhélyét), részvényei számát és az öt megilletö szavazatok számát. The shareholders present at the general meeting shall be entered into an attendance list, which shall contain the name (corporate name) and home address(registered seat) of the shareholder or his representative, the quantity of his shares and the number of the votes he has. A jelenléti ivet a közgyülés levezetö elnöke és a jegyzökönyvvezetö aláirásával hitelesiti. Attendance list shall be signed by the Chairman of the general meeting and the keeper of the Minutes.

22. 22. Az lgazgatóság a közgyülési jegyzökönyvnek vagy kivonátimak egy hiteles példámyát, a jelenléti fvet a közgyülés befejezését követö 30 napon beiüli köteles a cégbfrósághoz benyúljtani. The Board of Directors have to submit an authenticated abstract of a part of the Minutes or the Minutes to the court of registration within thirty (30) days of such general meeting. IX. IX. Az lgazgatóság The Board of Directors 1. 1. Az lgazgatóság a Társaság ügyvezető szerve. The Company is managed by the Board of Directors Képviseli a Társaságot harmadik személyekkel szemben, biróságok és más hatóságok előtt, kialakftja és irányftja a Társaság munkaszervezetét, gyakorolja a munkáltatói jogokat az lgazgatóság Elnőke és az Űgyvezető felett, valamint az lgazgatóság Elnőke últján a Társaság más munkavállalói felett. The Board of Directors represents the Company as managing body of the Company, among a third person or before court and other authorities, it evolves and controls the work organisation of the Company and exercises the base rights over the director of the Board of Directors and the Managing Director, and through the director of the Board of Directors over the other employees of the Company. lrányftja a Társaság tevékenységét. It controls the activities of the Company. Feladata a számviteli tőrvémy szerinti beszámoló és az adózott eredmeny felhasznalasara vonatkoz6 javaslatnak a kőzgyűiés elé terjesztése. The Board of Directors submits the financial report as prescribed in the Accounting Act and makes suggestions in relation with the utilization of the taxed profit in front of the general meeting. Gondoskodik a Társaság Űzleti kőnyveinek szabályszerű vezetéséről. Provides for the regular management of the Company’s business books. 2. 2. A Társaság lgazgatósága nyolc igazgatósági tagbó1 (igazgatóból) all. The Board of Directors consists of eight directors. 3. 3. Az lgazgatóság tagjait a részvenyesek áltai jelőlt személyek kőzűI a Kőzgyűlés választja meg határozatlan időtartamra. The members of the Board of Directors shall be elected by the General meeting, for an indefinite period of time. 4. 4. Az lgazgatóság tagjai: The members of the Board of Directors: Név: Szabó Tamás Name: Tamas Szabo Lakcfme: 1044 Budapest, Luther Márton utca 7. Anyja Address: 1044 Budapest, Luther Marton utca 7. neve: Gaszt Mária Mother’s maiden name: Gaszt Maria Név: Felfalusi Péter Name: Peter Felfalusi Lakcfme: 2096 Űrőm, Borostyán u. 2. Address: 2096 Orom, Borostyan u. 2. Anyja neve: Kőrtvélyessy Erika Mother’s maiden name: Kortvelyessy Erika Név: Dr. Horváth-Szladek Zoltán Name: Zoltan Dr. Horvath-Szladek Lakcfme: 2143 Kistarcsa, Megyeri Margit utca 28. Address: 2143 Kistarcsa, Megyeri Margit utca 28. Anyja neve: Danyi Klára Mother’s maiden name: Danyi Klara

Nev: Deszpot Karoly Lakcime: 1112 Budapest, D16 utca 9. fszt. 1. Anyja neve: Nemeth Anna Name: Karoly Deszpot Address: 1112 Budapest, Di6 utca 9. fszt. 1. Mother’s maiden name: Nemeth Anna Nev: Szilagyi Gyijrgy Laksime: 2096 Oram, Kamkarona utsa 18. Anyja neve: Szabo-lldiko Name: Gyiil’gy SzJI{Jgyi Addl’ess: 2096 Oriim Kar9karona utsa 18. Mather’s maiden name: l!dik9 Szabe New-: Bollus Atttla Laksimo: 1213 Budapost, Vercse utca 7. Anyja neve: Tomorkenyi Julinna Name: Attila lile!lus Addl’ess: 1213 Budapest, 1/iJI’GSe utsa 7. Mather’s maideR name: JuJiaRRa Tiimiirkell}‘i Nev: Oveges Judit 1-aksime: 1162 liludapest, Jl.ttila utsa 59. Iii. ep. Anyja RB’Je: Galamb Margit l’!ame: Judit Oveges l\ddl’ess: 1162 Budapest, Atti!a utsa 59. Iii. ep. Mather’s maiden name: Margit Ga!amb Nev: Szentpeteri-Nagy Csilla Lakcime: 2142 Nagytarcsa, Boglarka utca 2. 2. Anyja neve: Baran Ilona Maria Name: Csilla Szentpeteri-Nagy Address: 2142 Nagytarcsa, Boglarka utca 2.2 Mother’s maiden name: Ilona Maria Baran 5. 5. Az lgazgat6sag Ogyrendjet maga allapitja meg The Board of Directors shall establish its own rules of procedure. 6. 6. Az lgazgat6sag megvalasztasa utan elnokot valaszt sajat tagjai kozol. Az lgazgat6sag elnoke a Magyar Nemzeti Bank el6zetes engedelyevel valaszthat6 meg. The Board of Directors shall elect its Chairman from its members. The Chairman of the Board may be elected with the prior permission of the Hungarian National Bank. Az elnok hataskore kOionosen: The Chairman shall have exclusive competence to: - osszehlvja es vezeti az lgazgat6sag Oleseit, - kijeloli az igazgat6sagi Olesrol keszolt jegyz6konyv vezetojet, - elrendeli a szavazast, megallapilja annak eredmenyet, - osszehivja es vezeti a Tarsasag kozgyOieset, - ellalja az lgazgat6sag ogyrendjeben raruhazott egyeb feladatokat - convene and lead the meeting of the Board of Directors - appoint the keeper of Minutes for the meeting of the Board of Directors, - order the voting, and declare the result of the voting, - convene and lead the general meeting of the Company, - perform other tasks, which are specified in the rules of procedure of the Board of Directors. 7. 7. Az lgazgat6sag koteles jelentest keszfteni a KozgyOies reszere az alabbiak szerint: The Board of Directors shall prepare a report for the General meeting as follows: - az eves beszamol6 kereteben jelentest terjeszt a kozgyOies ele az el6z6 gazdalkodasi ev adatair61, a Tarsasag vagyoni helyzeterol es Ozletpolitikajar61, - prepare a report for the general meeting about the financial situation and the business policy of the Company through the annual report,

- negyedevente koteles jelentest keszlteni a Felugyelo bizottsag reszere a Tarsasag negyedeves gazdalkodasar61, vagyoni helyzeterol. - quarterly has obligation to prepare a report for the supervisory board about quarterly management of the Company, and the financial situation. 8. 8. Az lgazgat6sag koteles 8 napon beiOI a szukseges intezkedesek megtetele celjab61 a KozgyOiest osszehivni, ha tudomasara jut, hogy: The Board of Directors shall convene a General meeting within a period of eight days in order to provide the necessary measures, whenever it comes to the notice of any member that - A Tarsasag sajat tokeje a veszteseg kovetkezteben az alaptoke ketharmadara csokkent, vagy - the Company’s equity capital has dropped to two-thirds of the share capital due to losses, - A Tarsasag sajat tokeje a torvenyben meghatarozott osszeg—50.000.000,- Ft -ala csokkent, vagy - the Company’s equity capital dropped below the amount limit of- HUF 50,000,000- defined by law, or - a Tarsasag fizeteseit megszuntette, es vagyona a tartozasokat nem fedezi, vagy - the Company is on the brink of Insolvency or has stopped making payments, or - a 2013. evi CCXXXVII. torveny 81. § (1) bekezdese szerint a Tarsasag sajat tokeje a jegyzett toke ala csokken, es a Felogyelet kotelezi az lgazgat6sagot a kozgyOies osszehivasara. - based on the Act CCXXXVII of 2013, theCompany’s equity capital has dropped below the share capital, and the SupervisoryAuthority obligates the Board of Directors to convene the general meeting. 9. 9. Az igazgat6sagi Oles hatarozatkepes, ha az Olest azOgyrendben meghatarozott m6don hivtak ossze es azon legalabb ot lgazgat6 jelen van. The meeting of the Board of Directors shall have a quorum if the meeting is convened in the specified form based on the rules of procedure and at least five directors are physically present at the meeting. Az Oles tartasa nelkuli hatarozathozatal ervenyes, ha legalabb ot lgazgat6sagi tag visszajuttatja a szavazataval ellatott hatarozati javaslatot az lgazgat6sag elnokenek az e-mailben feltuntetett e-mail cimre legkesobb az e-mail reszere torteno megkuldeset koveto 3. (harmadik) munkanap 24. 6rajaig es a szavazataval ellatott hatarozati javaslatot teljes bizonyft6 erejO maganokiratba foglalja es azt is megkuldi a Tarsasag szekhelyere. Decision making without a meeting is valid if at least five members of the Board of Directors have sent back the draft resolution with their votes to the Chairman to the e-mail address indicated on the document a-mailed to the members until the 24th hour of the 3rd(third) working day following the dispatch of the e-mail sent to his/her address and the draft resolution containing the vote is drawn up in a private document of full probative value and is returned to the seat of theCompany as well. 10. 10. Az lgazgat6sag hatarozatait legalabb ot igazgat6sagi tag egybehangz6 szavazataval hozza, kiveve, ha jogszabaly, vagy az Ogyrendje egyhangu donteshozatalt ir elo. The Board of Directors shall pass its resolutions by the concordant votes of at least five members, unless unanimous decision-making is required by any provision of the applicable law, or by its Rules of Procedure. 11. 11. Az lgazgat6sag Oleseirol jegyzokonyvet kell vezetni aPtk. 3:278. § (1) bekezdeseben es az 2013. eviCCXXXVII. torveny 151. § (1) bekezdeseben foglaltak ertelemszero alkalmazasaval. The events of meeting of the Board of Directors shall be recorded in Minutes according to the 3:278 paragraph (1) section on the Code Civil, and the 151 paragraph {1) section of Act CCXXXVII of 2013.

12. 12. Az lgazgatòsàg tagjai a Ptk. Harmadik Rèsz XX. Fejezet 2. pontjàban foglalt rendelkezèseknek megfelelöen vezetö tisztsegviselak. Megvalasztasukkor, illetve megvalasztasuk utan megbfzatasuk egesz idatartama alatt felelnek azert, hogy a tarveny vezeta tisztsegviselakre vonatkozó rendelkezeseinek megfeleljenek. The members of the Board of Directors are executive- officers according to the second point of the twentieth Title of the Third Part of the Code Civil. When or after their election of the members of the Board of Directors, they are responsible for the tally of provisions on the law considering executive-officers. X. X. Az Ügyvezetö The Managing Director 1. 1. Az lgazgatóság àltai megválasztott, a Társasággal munkaviszonyban álló elnake, a Társaság vezetésére kinevezett, a Társasággal munkaviszonyban álló elsö szamu vezetö, valamint e vezetö valamennyi helyettese (Ügyvezetö). The president of a Company elected by the Board of Directors in its managerial function and employed by the Company, or the chief officer appointed to manage the Company, employed by the Company, also including all deputies of such officer (Managing Director). 2. 2. Az Ügyvezeta a Társaság elsa számú operativ vezetöje. The Managing Director is the number one chiefoperating officer of the Company. 3. 3. Az Ügyvezetö a Magyar Nemzeti Bank elözetes engedélyével választható meg. The Managing Director may be elected with the prior premission of the Hungarian National Bank. 4. 4. Az Ügyvezetö kinevezésére, és a vele szemben támasztott követelmenyekre a Hpt. vezetö állású személyekre és ügyvezetöre vonatkozó rendelkezeseit kell alkalmazni. For the appointment of the Managing Director and the requirements imposed on him, the Bank Act provision applicable to senior executive and managing director shall apply. 5. 5. Az Ügyvezetö hatásköre küiönösen: The Managing Director shall have exclusive competence to: - belsö ellenör feletti munákaltatói jogok gyakorlása; - az lgazgatósagi döntések elökészftéséröl és végrehajtasáról val6 gondoskodas; - dontes minden olyan kerdesben, am it torveny vagy a Szervezeti es Müködesi Szabályzat az ügyvezeta kizárólagos hataskörébe utal; - minden olyan kérdés eldöntése, amely nem tartozik a Közgyüiés, a Feiügyelö Bizottság vagy az lgazgatóság hatáskörébe. - exercises the base rights over the internal auditor; - ensuring the preparation and implementation of the decisions of the Board of Directors; decision on any matter that is referred by the law or the organizational and operational procedures as the exclusivecompetence of the Managing Director;. - decision on any matter that do not fall within the competence of the General Meeting, the Supervisory Board and the Board of Directors.

6. 6. A Társáságnál az lgazgatóság gyakorolja az Ügyvezetövel kapcsolatban a munkáltatöi jogokat. In Company, employer’s rights over the Managing Director shall be exercised by the Board of Directors. XI. XI. Könyvvizsgáló Auditor 1. 1. A Társaság kozgyules áltai megválasztott konyvvizsgal6janak megbizátasa 2026. majus 31. napjaig tart. The auditor shall be elected by the general meeting for a definite period. The mandate of the auditor ends onMay 31, 2026. A könyvvizsgáló megbizatasának lejárta után úljra megválasztható After the expiry of the mandate, the auditor can be re-elected. 2. 2. A Tarsasag konyvvizsgálója: The auditor of the Company: Nev: Deloitte Könyvvizsgáló és Tanacsadó Kft. Name: Deloitte Hungary Ltd. Székhely: 1068 Budapest, Dózsa György últ 84/C. Regsitered seat: 1068 Budapest, Dózsa Gyorgy ut 84/C. A könyvvizsgálat elvégzéséért személyében felelös természetes Name of person in charge of performing the audit: személy neve: Molnár Attila Attila Molnar Anyja neve: Wüncs Olga Mother’s maiden name: Olga WOncs Lakcime: 1147 Budapest, lnstvánffy utca 41. Address: 1147 Budapest, lnstvanffy utca 41. Kamarai nyilvántartási szama: 007379 Chamber registration number: 007379 3. 3. A könyvvizsgáló betekinthet a Társaság könyveibe, az lgazgatósagtól, a Társaság munkavallállalóitól felvilágositást kérhet, a Társasság bankszamláját, penztarat, értékpapir- és áru állományát, szerzödéseit megvizsgálhatja. The auditor shall have access to the documents, accounting records and books of the Company, and shall be entitled to request information from the Company’s executive officers and employees, and to inspect the Company’s payment account, cash desk, securities portfolio,inventories and contracts. 4. 4. Ha szükséges, a könyvvizsgáló tanácskozási joggal a felügyelö bizottság ülésére meghivható, illetve a könyvvizsgaló maga is kezdeményezheti az ülésen való részvételét. The auditor may attend the meetings of the supervisory board in an advisory quality and launch his participation in the meeting. 5. 5. A Tarsasag a szamviteli torveny szerint elkeszitett beszámolójának valódiságát és jogszabályszerüséget könyvvizsgálóval köteles ellenöriztetni. The Company is obliged to control with the auditor the authenticity and legality of the financial report as prescribed in the Accounting Act. A könyvvizsgálö véleményének meghallgatása nelküI a számviteli törvény szerinti beszámolóról a Közgyülés nem hozhat dontst. The General meeting unable to adopt valid resolution without the disclosure of the auditor’s opinion in relation with the financialreport as prescribed in theAccounting Act.

Emellett a konyvvizsgal6 a KazgyOies ele terjesztett minden lenyeges Ozleti jelentest kOteles megvizsgalni abb61 a szempontb61, hogy az val6s adatokat tartalmaz-e, illetve megfelel-e a jogszabalyi elofrasoknak. The auditor has to control every essential report whether the annual report of the business association is in conformity with legal requirements, and whether it provides a true and fair view. Ha a kOnyvvizsgal6 megallapflja, illetve egyebkent tudomast szerez arr61, hogy a Tarsasag vagyonanak jelentos mertekO csOkkenese varhat6, illetve olyan tenyt eszlel, amely az lgazgat6sag tagjainak torvenyben meghatarozott felelosseget vonja maga ulan, koteles a kOzgyOies osszehivasat kerni. If the auditor states, or notes a significant reduction in the property of the business association, or learns of any circumstance which entails the liability of the executive officers with respect to their activities performed in that quality demanded by law, he shall forthwith request the Board of Directors to take action to the extent required for enabling the general meeting to take the necessary decisions. 6. 6. Amennyiben a kozgyOies nem kerulo osszehivasra, vagy a kOzgyO!es a jogszabalyok altai megkivant danteseket nem hozza meg, a konyvvizsgal6 kOteles errol a torvenysegi fe!Ogyeletet ellat6 cegbir6sagot ertesiteni. If the general meeting is not convened, or the decisions are not adopted, which is required by law, the auditor shall inform the court of registry exercising judicial oversight over the Company concerning the situation at hand. 7. 7. A konyvvizsgal6 felelossegere a konyvvizsgal6ra vonatkoz6 jogszabalyokban, illetve a Polgari The liability of the auditor shall be governed by provisions of relating law and the Code Civil. Torvenykonyvben meghatarozott felelossegi szabalyok az iranyad6ak. XII. XII. Az alaptoke felemehise es leszallitasa The increase and reduction of the share capital 1. 1. A Tarsasag alaptokejenek felemelese tortenhet: The share capital of the Company can be increased: - uj reszvenyek forgalomba hozatalaval; - az alapt6ken fe!Oii vagyon terhere; - dolgoz6i reszveny forgalomba hozatalaval; - felteteles alaptoke-emeleskent, atvaltoztathat6 kotveny forgalomba hozatalaval. - through the issue of net shares; - from the assets not forming part of the share capital; - through the issue of employee shares; - conditional increase of share capital through the issue of convertible bonds. 2. 2. Uj reszveny es kOtveny forgalomba hozatala nyilvanos vagy zartkOrO m6don torten he!. The new shares and bonds may be offered publicly or privately. 3. 3. 3. A kO!Onbozo alaptoke emelesi tfpusok es m6dok egyidejO!eg is elhatarozhat6k es vegrehajthat6ak. Different methods of increasing the share capital may be decided and implemented at the same time.

4. 4. Az alapt6ke felemelese eseten a reszvenyesek a kibocsatott uj reszvenyekre a meglev6 reszvenyeik aranyaban elovasarlasi joggal rendelkeznek. If the share capital is increased via cash infusion, the shareholders have preferential rights for the subscription of shares in the ratio of their shares.If a shareholder do not want to exercise his pre-emption right, the pre-emption rights of the other shareholders are to cover these shares too. Ha valamely reszvenyes nem klvan el6vasarlasi jogaval elni, a tobbi reszvenyes elovasarlasi joga a rea esc reszvenyekre is kiterjed. 5. 5. Az lgazgat6sag nem kap felhatalmazast arra, hogy a Tarsasag alapt6kejet felemelje. The Board of Directors is not authorized to increase the share capital of the Company. 6. 6. Az alapt6ke felemelese soran az alapftasra iranyad6 szabalyok alkalmazand6k megfelel6en, azzal, hogy ha az alapt6ke emeles so ran a reszvenyek kibocsatasi erteke a neverteket meghaladja, a k016nb6zetet a reszvenyjegyzeskor teljes egeszeben meg kell fizetni. During the capital share increase, the standard rulesof the foundation are applicable. With that, if the issueprice is greater than the nominal value, theshareholders have to pay the margin in the share subscription. 7. 7. A KozgyOies a Tarsasag alaptokejeet, 2013. evi CCXXXVII. torvenyben foglalt korlatozasok figyelembevetelevelleszallfthatja, illetve a torvenyben meghatarozott esetekben koteles leszallitani. Considering the restrictions of Act CCXXXVII of 2013,the General meeting shall be entitled to the reductionof the share capital of the Company. In cases defined by law, the General meeting have to reduce the share capital of the Company. 8. 8. Az alaptoke leszallltasa tortenhet a reszvenyek: The share capital of the Company can be reduced with: a) kicserelesevel, b) lebelyegzesevel, c) szamanak az Alapszabalyban meghatarozott m6don torten6 csokkentesevel. a) exchanging, b) overstamping, c) reduction of the number of shares based onthe mode in the Article of Association. XIII. XIII. Az eredmiiny felosztiisa Distribution of profits 1. 1. Minden Ozleti ev vegevel a Tarsasag eves beszamol6t koteles keszfteni a hatalyos jogszabalyok alapjan. At the end of each financial year, the Company shallprepare an annual report based on the current legislation 2. 2. A reszvenyes a KozgyOies altai felosztani rendelt eredmenynek a reszvenyeire jut6 reszere jogosult. The shareholder shall be entitled to receive dividends,which have been ordered for distribution by theGeneral meeting in the percentage consistent with the nominal value of his shares.

XIV.
A Társaság megszűnése

1.

A Társaság megszűnik, ha:

a) elhatározza jogutód nélkül megszűnését,
b) elhatározza jogutódlással történő megszűnését,
c) a cégbíróság megszűntnek nyilvánítja,
d) a cégbíróság hivatalból elrendeli törlését,
e) a bíróság felszámolási eljárás során megszünteti.

2.

A Társaság jogutód nélküli megszűnése esetén a végelszámolásra vonatkozó rendelkezéseket kell alkalmazni.

XIV.
The termination of the Company

1.

The Company is terminated if it:

a) decides the termination without succession,
b) decides the termination with legal succession,
c) is to be declared terminated by the court of registration,
d) is cancelled by the order of the court of registration ex officio,
e) is terminated by the court after the liquidation proceedings are completed.

2.

In the event of termination of the Company without succession, the provisions for the final settlement shall be applied.

XV.
A Társaság hirdetményei

1.

A Társaság hirdetményeit a jogszabályokban meghatározott esetekben a Cégközlönyben, minden más esetben a Társaság honlapján teszi közzé.

XV.
Publishing of notice

1.

The Company's announcements in the cases specified in the legislation will be published in the Company Gazette, in all other cases will be published on the website of the Company.

XVI.
Felügyelő Bizottság

1.

A Felügyelő Bizottság legalább három, legfeljebb tizenöt tagból áll. A felügyelő bizottság tagjait a közgyűlés választja meg határozatlan időtartamra.

A Felügyelő Bizottság elnöke a Magyar Nemzeti Bank előzetes engedélyével választható meg.

2.

A Felügyelő Bizottság tagjai:

Név: Mohammed Salloum

Anyja neve: Wafaa Hachem

Lakcíme: Lindhagensterrassen 27, 11218, Stockholm, Svédország
A megbízatása határozatlan időtartamra szól.

XVI.
Supervisory Board

1.

The Supervisory Board consists of at least three and at most of fifteen members. The members of the supervisory board are elected by the general meeting an indefinite period of time.

The Chairman of the Supervisory Board may be elected with the prior permission of the Hungarian National Bank.

2.

The members of the Supervisory Board:

Name: Mohammed Salloum

Mother's maiden name: Wafaa Hachem

Address: Lindhagensterrassen 27, 11218, Stockholm, Sweden
The term of the mandate is indefinite.

INTRUM Zrt. Alapszabály 2024. május 29. / INTRUM Plc Articles of Association 29 May 2024
21

Nev: SzaM fJ{IRiel Name: fJaniel Szahe AnyJa,Ryja neve: Farkas EYa Mettler’s maidon name: Eva .Farkas Lakcime:. Address: 1011 Budapost, Maria ter 5. MF. 2. 1011 Budapost, Maria tar 5. MF. 2. A megbizatasa hatarozatJaR iootartamra sz91. The term of the mandate is indefinite. Nev: Oveqes Judit Name: Judit Oveqes Any;a neve: Galamb Marqit Mother’s maiden name: Marqit Galamb Lakcime: 1162 Budapest. Attila utca 59. B. ep. Address: 1162 Budapest. Attila utca 59. B. ep. A meqbizatasa hatarozatlan idotartamra sz61. The term of the mandate is indefinite. Nev: Lars Johan Brodin Name: Lars Johan Brodin Anyja neve: Anna Karlen Mother’s maiden name: Anna Karlen Lakcime: Noragardvagen 12B, 182 34 DANDERYD, Address: Noragardvagen 12B, 182 34 DANDERYD, Svedorszag Sweden A megblzatasa hatarozatlan id6tartamra sz61. The term of the mandate is indefinite. 3. 3. A Tarsasag tevekenysegenek ellen6rzeset harom tagb61 alia FeiOgyel6 Bizottsag latja el a Ptk. es a 2013. evi CCXXXVII. torveny vonatkoz6 rendelkezeseinek megfele16en. A FeiOgyel6 Bizottsag a FeiOgyel6 Bizottsagi Ogyrend szerint jar el, amelyet a Felogyel6 Bizottsag 6nall6an jogosult meghatarozni a Tarsasag Alapszab<ilyaban es a Szervezeti es MOk6desi Szabalyzat rendelkezeseinek serelme nelkol. The activity of the Company is supervised by the Supervisory Board in compliance with the provisions of the Civil Code and Act CCXXXVII of 2013. The Supervisory Board shall operate pursuant to its rules of procedure which shall be adopted by the Supervisory Board individually provided that it is not in breaching the provisions of the articles of associations and the organizational and operational procedures. A FeiOgyel6 Bizottsag feladatai k016n6sen: The Supervisory Board shall, in particular, a) gondoskodas arr61, hogy a Tarsasag rendelkezzen atfog6 es az eredmenyes m0k6desre alkalmas ellen6rzesi rendszerrel, a) ensure that the Company has a supervisory system which is comprehensive and suitable for successful operation, b) javaslattetel a KozgyOies szamara a megvalasztand6 konyvvizsgal6 szemelyere es dljazasara, b) suggest the General Meeting the auditor and its remuneration, c) a Tarsasag eves es k6zbens6 penzogyi jelenteseinek ellenorzese, c) supervision of the annual and semi-annual financial reports of the Company, d) a belso ellenorzesi szervezet iranyltasa, d) managing the internal audit system, e) a bel so ellen6rzes altai vegzett vizsgalatok megallapitasai alapjan ajanlasok es javaslatok kidolgozasa. e) preparation of suggestions and guidlines on the basis of the results of the inspections conducted by the internal auditor. XVII. XVII. Atalakulassal kapcsolatos rendelkezesek Provisions related to the merger A Tarsasagba 2020. szeptember 30. napjaval beolvadt az lntrum Hitel Zrt. A Tarsasag az altalanos forgalmi ad6r61 sz616 2007. evi CXXVII. torveny (a tovabbiakban: ,Afa torveny”) 18. § (1) bekezdes b) pontjanak megfelel6en kotelezettseget vallal arra, hogy a szerzeshez es a szerzett vagyonhoz f0z6d6, az Afa torvenyben szab<ilyozott jogok es As of 30 September 2020, lntrum Hitel Zrt. merged into the Company. According to section 18(1)(b) of Act CXXVII of 2007 on value added tax (hereinafter: “VAT Act”), the Acquiring Company as legal successor undertakes to be bound by the rights and obligations prescribed in the VAT Act in connection with the assets acquired as of the time of acquisition.

kotelezettsegek a szerzestol kezdodoen jogut6dkent at illetik es terhelik. A Tarsasag kijelenti, hogy az Afa torveny 18.§ (1) bekezdes a) pontja szerint a szerzeskor belfoldon nyilvantartasba vet! ad6alany, es nines olyan, az Afa torveny 18.§ (1) bek. c) pontja szerintijogallasa, amely termeszetenel fogva osszeegyeztethetetlen lenne a beolvadasi szerzodesben vallalt kotelezettsegteljesitesevel vagy annak csorbitasara lenne alkalmas. The Company declares that it is registered as domestic taxable person at the time of the acquisition pursuant to Section 18(1)(a) of the VAT Act. The Acquiring Company also declares that it does not have any status governed by the VAT Act at the time of the acquisition or subsequently that—owing to its character—is incompatible with or would be an impediment to the fulfilment of the obligations set out in the merger agreement according to section 18(1)(c) of the VAT Act. A Tarsasag fentiek alapjan kijelenti, hogy az Afa torveny 17.§ (2) bekezdese alapjan nem all be a termek ertekekesftesehez, szolgaltatas nyujtasahoz fOzodo joghatas. Az atvevo Tarsasag tovabba tudomasul veszi, hogy az elevolesi idon beiOI egyetemleges felelosseg terheli az Afa torvenyben szabalyozott, az atvett vagyonhoz a megszerzes idoponljaval bezar6lag keletkezett kotelezettsegek teljesiteseert. The Acquiring Company declares that the legal consequence pertaining to the supply of goods or the supply of services shall not apply according to section 17(2) of the VAT Act. The Acquiring Company accepts that it is bound by joint and several liability regarding the acquired assets within the period of limitation for fulfilling the obligations pursuant to the VAT Act that arose before the acquisition. A beolvadas a tarsasagi ad6r61 es az osztalekad6r61 sz616 1996. evi LXXXI. tv. 4.§ 23/a pont c) alpontja alapjan kedvezmenyezett atalakulasnak minosOI. The merger qualifies as a preferential merger based on § 4 23/a c) of the Act No. LXXXI of 1996 on corporate income tax and dividend tax. A kedvezmenyezett atalakulashoz kapcsol6d6, a tarsasagi ad6r61 es az osztalekad6r61 sz616 1996. evi LXXXI. tv. 16. § -ban foglalt tarsasagi ad6alap m6dositas al61i mentessegek alkalmazasa eseten, a tarsasagi ad6r61 es az osztalekad6r61 sz616 1996. evi LXXXI. tv. 16. § (9)-(11) bekezdeseinek megfeleloen a Tarsasag nyilatkozik arr6f, hogy az lntrum Hitel Zrt-tol mint jogefiidtol atvett eszkozoket es kotelezettsegeket (ideertve a celtartalekot es a passzfv idobeli elhatarolast is) figyelembe veve, ad6alapjat—az ad6zas elotti eredmeny m6dositasa reven—mindegyik beolvadas eseteben ugy hatarozza meg, mintha az adott beolvadas nem torten vofna meg. In case of the application of the exemption from the CIT base modification obligation—related to the preferential transformation—according to the Section 16 of the Act on CIT, in accordance with Section 16 Subsections (9)—(11) of the Act No. LXXXI. of 1996 on the corporate income tax and dividend tax the company declares that, subsequent to the completion of the respective merger, it will determine its tax base - by adjusting its pretax accounting profit considering the assets and liabilities (including the provisions, accrued expenses and deferred incomes) taken over from the legal predecessors of the company, namely lntrum Hitel Zrt.- as if the respective merger had not taken place. A Tarsasag az arertekelt eszkozoket es kotelezettsegeket elkOionitve tarija nyilvan, es a nyilvantartasban fei!Onteti a jogeliidOknel az adott atalakulas napjara kimutatott bekerOiesi erteket, konyv szerinti erteket, szamitott nyilvantartasi erteket, valamint az eszkoz, a kotelezettseg alapjan altala az atalakulast kovetoen az ad6zas elotti eredmeny m6dositasakent efszamolt osszeget is. The company shall keep separate records regarding all of its revaluated assets and liabilities and it shall show in such records the acquisition costs, the book value and the tax value of such items as shown in the books of the legal predecessor companies at the date of the respective merger, as well as the value of tax base adjustments made by the company following the merger in relation to such assets or liabilities. XVIII. XVIII. Vegyes rendelkezesek Miscellaneous provisions 1. 1. A jelen Alapszabalyban nem szabalyozott kerdesek tekinteteben a Ptk., a 2013. evi CCXXXVII. torveny, valamint a vonatkoz6 jogszabalyok az iranyad6k. The matters not regulated in this Articles of Association shall be governed by Code Civil, Act CCXXXVII of 2013 and the applicable laws.

2. 2. A Tarsasag alapitasahoz a 2013. evi CCXXXVII. torveny rendelkezesei alapjan a Magyar Nemzeti Bank engedelye szi.ikseges . The licence of Hungarian National Bank is required to the operation of the Company in accordance with ActCCXXXVII of 2013. Ellenjegyzem Budapesten, 2024. majus 29. napjan I I countersign it in Budapest on 29 May 2024 Alulfrott, dr. Liptak J6zsef Attila i.igyved (Dr. Liptak Ogyvedi lroda; szekhely: 1026 Budapest, Szilagyi Erzsebet fasor 41 . 114.; kamarai azonosit6szam: 36064607) Budapesten, 2024. majus 29. napjan ellenjegyzem az i.igyvedi tevekenysegrol sz616 2017. evi LXXVIII. torveny alapjan a jelen, altalam szerkesztett Alapszabalyt, amelynek egyseges szerkezetbe foglalasara az Alapszabaly VII. (,A Tarsasag cegjegyzese”) fejezetenek 2. pontja tekinteteben a Kozgyules 2024. majus 29. napjan kelt 812024.05.29. szamu hatarozata, az Alapszabaly IX. (,Az lgazgat6sag”) fejezetenek 4. pontja tekinteteben a Kozgyules 2024. majus 29. napjan kelt 612024.05.29. szamu hatarozata, az Alapszabaly XVI. (,Fe/Ogye/6 Bizottsag”) fejezetenek 2. pontja tekinteteben a Kozgyules 2024. majus 29. napjan kelt 7/2024.05.29. szamu hatarozata, tovabba valamennyi m6dositas kapcsan a Kozgyules 2024. majus 29. napjan kelt 912024.05.29. szamu hatarozata alapjan szi.ikseges m6dositasai adtak okot azzal, hogy a m6dositasok felkover, dolt betaszedessel es egyideja alahuzassal, a torolt rendelkezesek felkover, dolt betaszedessel es athuzassal keri.ilnek megjelolesre. I, Dr. J6zsef Attila Liptak, attorney-at-law (Dr. Liptak Law Office; registered office: 1026 Budapest, Szilagyi Erzsebet fasor 41 . 1/4.; BAR identification number: 36064607), hereby countersign this Articles of Association in Budapest, on 29 May 2024, which I have drafted in accordance with Act LXXVIII of 2017 on the activities of attorneys-at-law, and whereby the consolidation of the Articles of Association is based in terms of Section 2 of Article VII (“The signature rights of the Company”) on the Resolution Nr. 812024.05.29. in terms of Section 4 of Article IX (“The Board of Directors”) on the Resolution Nr. 612024.05.29., in terms of Section 2 of Article XVI (“Supervisory Board “) on the Resolution Nr. 712024.05.29. of the General Meeting held on 29 May 2024, taking also into account the Resolution Nr. 912024.05.29. with amendments being indicated by bold, italics and simultaneous underlining, while delated texts are marked by bold, italics and strikethrough. dr. Liptak J6zsef Attila ogyved I attorney-at-law KASZ I BAR registration number: 36064607